UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  March 2, 2009

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania		19040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On March 2, 2009, InfoLogix, Inc. (the “Company”) entered into a Master Services Agreement with Futura Services, Inc. (“Futura”).  The Master Services Agreement (the “Agreement”) supersedes and replaces the Services Agreement by and between Futura and the Company dated July 17, 2006 and amended on October 9, 2006 and August 20, 2007.  The superseded agreement and amendments thereto are included as Exhibits 10.9 through 10.11 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2008.

The term of the Agreement commenced on March 2, 2009 and will continue until December 31, 2013, unless terminated earlier.  The Agreement may be terminated by (i) either party if the other party materially breaches the Agreement and fails to cure the breach within 60 days of receipt of notice thereof, (ii) either party upon the insolvency or bankruptcy of the other party, (iii) either party if an amount from the other party in excess of $100,000 remains due and unpaid or if any amount from the other party remains due and unpaid for 90 days or more, or (iv) the Company for any reason or no reason upon 45 days notice to Futura.  If Futura terminates the Agreement as a result of the Company’s breach, or the Company terminates the Agreement as a result of Futura’s breach or for no reason, the Company will be required to (x) pay Futura a termination fee of $750,000 and (y) sublease at Futura’s option up to 10,000 square feet of Futura’s office space in Fort Washington, Pennsylvania for the remaining term of Futura’s lease with the landlord.  The rental term of Futura’s lease is 66 months and began on October 15, 2006.  The current minimum monthly rent under the lease is $37,173.10 for 22,215 square feet of office space and increases approximately $925 on October 15 of each year of the rental term.

Pursuant to the Agreement, Futura is granted the exclusive right to provide certain outsourcing services and functions to support the equipment that is used in the Company’s business.  The Company will issue purchase orders for specifed services to be provided by Futura and the services will be set forth in mutually agreed statements of work.  Futura will maintain its exclusive right to provide services until the earlier of the termination of the Agreement or the fulfillment by Futura of services under statements of work in the amount of $1,500,000 for any calendar year during the term of the Agreement, after which point the Company may use other providers to perform the services for the balance of that calendar year, provided that Futura is given the right to perform the services on the same terms and conditions as the other providers with the consent of the Company not to be unreasonably withheld.  The fees payable to Futura for services will be specified in the applicable statement of work.

Pursuant to the Agreement, Futura agreed to certain confidentiality, non-solicitation and warranty provisions and the Company agreed to certain confidentiality and non-solicitation provisions as well.  Futura will bear the risk of loss for the services rendered under the Agreement and statements of work, including, but not limited to all costs (subject to certain exclusions) related to warranty, extended warranty and call center services that are sold by the Company to its customers and to post- and pre-production of kitting (assembly and packaging), imaging and shipments to the Company’s customers, in each case as such services are specified in an applicable statement of work.  Futura’s liability for damages is limited to the aggregate compensation actually received by Futura under any applicable statement of work, except in the event of any liability arising from a breach of Futura’s confidentiality and non-solicitation obligations or from its gross negligence or willful misconduct, or to the extent contrary to the laws of any applicable jurisdiction.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits

10.1         Master Services Agreement dated March 2, 2009 by and between Futura Services, Inc. and InfoLogix, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: March 6, 2009	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer

Exhibit Index

10.1         Master Services Agreement dated March 2, 2009 by and between Futura Services, Inc. and InfoLogix, Inc.